Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-92041 and 333-92376 on Form S-8 and No. 333-72536 on Form S-3 of our reports dated February 28, 2007, relating to the financial statements and financial statement schedule of World Wrestling Entertainment, Inc., and management’s report on the effectiveness of internal control over financial reporting appearing in this Transition Report on Form 10-K of World Wrestling Entertainment, Inc. for the eight month period ended December 31, 2006.

/s/ Deloitte & Touche LLP

Stamford, Connecticut

February 28, 2007